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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
Liberty Satellite & Technology, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-18167, 333-35454, and 333-48770) on Form S-8 of Liberty Satellite &
Technology, Inc. of our report relating to the consolidated balance sheets of Liberty Satellite & Technology, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of Liberty Satellite & Technology, Inc.


                                    KPMG LLP


Denver, Colorado
March 29, 2002